Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of August 23, 2011

Between

BUYER

and

SELLER

TABLE OF CONTENTS

1	Definitions.		1
2	Acquisition of Assets by the Buyer.		9
	2.1	Purchase and Sale of Assets.	9
	2.2	Excluded Assets	11
	2.3	Assumption of Liabilities.	12
	2.4	Liabilities Not Assumed.	13
	2.5	Purchase Price.	14
	2.6	Purchase Price Adjustment.	15
	2.7	The Closing.	17
	2.8	Deliveries at the Closing.	17
3	Representations and Warranties of the Seller.		18
	3.1	Organization.	18
	3.2	Authorization of Transaction.	18
	3.3	Noncontravention.	19
	3.4	Brokers’ Fees.	19
	3.5	Financial Statements.	19
	3.6	Title to Assets.	19
	3.7	Absence of Changes.	20
	3.8	Legal and Other Compliance.	21
	3.9	Taxes.	21
	3.10	Intellectual Property.	22
	3.11	Material Contracts.	22
	3.12	Adequacy of Assets.	23
	3.13	Litigation.	23
	3.14	Employee and Benefit Matters.	23
	3.15	Employee Relations.	24
	3.16	Environmental Matters.	25
	3.17	Product Warranties; Defects.	25
	3.18	Transactions with Related Parties.	26
	3.19	Customers.	26
	3.20	Suppliers.	26
	3.21	Insurance.	26
	3.22	Accounts Receivable.	27

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	3.23	Inventories.	27
	3.24	Privacy and Data Protection.	27
	3.25	No Creation of Liens.	28
	3.26	No Other Representations.	28
4	Representations and Warranties of the Buyer.		28
	4.1	Organization of the Buyer.	28
	4.2	Authority for Agreement.	28
	4.3	Noncontravention.	28
	4.4	Brokers’ Fees.	29
	4.5	Financing Commitments.	29
5	Covenants.		29
	5.1	General.	29
	5.2	Notices and Consents.	29
	5.3	Operation of Business.	30
	5.4	Taxes.	31
	5.5	Access to Information; Confidentiality.	31
	5.6	Employee Matters	31
	5.7	Further Assurances.	32
	5.8	Transfer of Warranties.	32
	5.9	Use of Name; Telephone Numbers.	32
	5.10	Notice of Developments.	33
	5.11	Exclusivity.	33
	5.12	Financing Cooperation.	33
6	Conditions to Obligation to Close.		34
	6.1	Conditions to Obligation of the Buyer.	34
	6.2	Conditions to Obligations of the Seller.	36
7	Post Closing Covenants.		37
	7.1	Noncompetition.	37
	7.2	Access to Records.	40
	7.3	Payment Received.	40
8	Indemnification.		40
	8.1	Survival of Representations and Warranties.	40
	8.2	Indemnity by the Sellers.	41
	8.3	Indemnity by the Buyer.	41

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	8.4	Matters Involving Third Parties.	42
	8.5	Time for Claims.	43
	8.6	Limitation on Amount - Sellers.	43
	8.7	Exclusive Remedy.	43
	8.8	Tax Treatment of Indemnity Payments.	43
9	Termination.		44
	9.1	Termination of Agreement.	44
	9.2	Effect of Termination.	45
10	Miscellaneous.		45
	10.1	Press Releases and Public Announcements.	45
	10.2	No Third Party Beneficiaries.	45
	10.3	Entire Agreement.	45
	10.4	Succession and Assignment.	46
	10.5	Counterparts.	46
	10.6	Headings.	46
	10.7	Notices.	46
	10.8	Governing Law.	47
	10.9	Amendments and Waivers.	47
	10.10	Severability.	47
	10.11	Expenses.	48
	10.12	Construction.	48
	10.13	Incorporation of Exhibits and Schedules.	48
	10.14	Specific Performance.	48
	10.15	Consent to Jurisdiction; Venue; Service of Process.	48
	10.16	Waiver of Jury Trial.	49

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Exhibits

A	-	Transition Services Agreement
B	-	Supply Agreement
C	-	Canadian Services Agreement
D	-	Debt Commitment Letters

Schedules
Schedule 2.1(b)	-	Permits
Schedule 2.1(c)	-	Intellectual Property
Schedule 2.1(e)	-	Contracts
Schedule 2.1(h)	-	Receivables
Schedule 2.1(i)	-	Specified Assets
Schedule 2.2(i)	-	Other Excluded Assets
Schedule 2.6(a)	-	Target Working Capital
Schedule 2.6(d)	-	Allocation
Schedule 3.5	-	Financial Statements
Schedule 7.1	-	Noncompetition
Disclosure Schedule	-	Exceptions to Representations and Warranties

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on August 23, 2011, by and between DISCO Acquisition Corp., a Pennsylvania corporation (the “Buyer”),  Continental Commercial Products LLC, a Delaware limited liability company (“CCP”), and Katy Industries, Inc., a Delaware corporation (“Katy”, and collectively with CCP, the “Sellers”, and each a “Seller”).  The Buyer and the Sellers are collectively referred to herein as the “Parties.”

WHEREAS, Katy is the sole member of CCP and CCP is the licensee of certain trade names used in the Business (as defined below).

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Sellers in consideration of the Purchase Price (as defined below).  The assets to be purchased by the Buyer all relate the DISCO division of CCP (the “Business”). The Sellers  will continue to engage in their businesses other than the Business after the consummation of the transactions contemplated hereby.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.             Definitions.

“Acquired Assets” has the meaning set forth in § 2.1 below.

“Acquired Intellectual Property” has the meaning set forth in § 2.1(c) below.

“Affiliate” means, as to any specified Person at any time, each Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person at such time.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to vote more that 50% of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse and (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse.

“Agreement” has the meaning set forth in the preamble above.

“Allocation” has the meaning set forth in §2.6(d) below.

“Annual Financial Statements” has the meaning set forth in § 3.5 below.

“Assumed Liabilities” has the meaning set forth in § 2.3 below.

“Business” has the meaning set forth in the preamble above.

“Business Day” means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Business Employee” means any employee of either Seller that primarily provides services to the Business.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnified Parties” has the meaning set forth in § 8.2 below.

“Canadian Services Agreement” shall mean the Services Agreement entered into by and between the Buyer and the Sellers on the Closing Date in substantially the form attached hereto as Exhibit C.

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“Cap” has the meaning set forth in § 8.6 below.

 “Cellucap” has the meaning set forth in § 5.5 below.

“Charges” has the meaning set forth in § 5.9 below.

“Closing” has the meaning set forth in § 2.7 below.

“Closing Date” has the meaning set forth in § 2.7 below.

“Closing Date Statement” has the meaning set forth in § 2.6 below.

“Closing Working Capital” has the meaning set forth in § 2.6 below.

“Code” means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Company Data” has the meaning set forth in § 3.25(a) below.

“Confidential Information” means any and all information concerning the Business other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Buyer.

“Contracts” has the meaning set forth in § 2.1(e) below.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including without limitation any document or instrument evidencing or otherwise relating to any Debt but excluding the Organizational Documents of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, assets or right of such Person is subject or bound.

“Customer Deposits” means all customer deposits and prepayments received by Sellers prior to the Closing for services that will be performed or Products that will be provided by Buyer after the Closing Date.

“Current Customer” has the meaning set forth in § 3.19 below.

“Current Supplier” has the meaning set forth in § 3.20 below.

“Debt” means, with respect to any Person at any date, all indebtedness of such Person and its Subsidiaries (whether secured or unsecured), including without limitation: (a) all obligations for borrowed money (whether current or non-current, short-term or long-term), including, without limitation, notes, loans, lines of credit, bonds, debentures, obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person and its Subsidiaries, and all associated Liabilities, (b) the outstanding indebtedness with respect to all equipment lease Contractual Obligations (capitalized or otherwise); (c) any payment obligations (whether or not contingent) with respect to acquisitions of assets or businesses in whatever form (including obligations with respect to non-compete, consulting or other arrangements), (d) all obligations with respect to the factoring and discounting of accounts receivable, (e) all obligations arising from cash/book overdrafts or negative cash balances, (f) all accrued but unpaid franchise, income, sales and excise Taxes, (g) all Liabilities secured by a Lien on any property or asset owned by such Person or its Subsidiary, (h) all guarantees, including, without limitation, guaranties of payment, collection and performance, (i) all Liabilities for the deferred purchase price of property or services (including accounts payable and liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (j) all Liabilities relating to unfunded, vested benefits under any Plan; and (k) all accrued interest, prepayment premiums and penalties related to any of the foregoing; provided that the amount of any of the foregoing obligations at any date shall be the outstanding balance or accrued value at such date, assuming the maximum Liability of any contingent obligations at such date.

“Debt Commitment Letters” means the executed commitment letters dated as of the respective dates thereof, attached hereto as Exhibit D, pursuant to which the lenders party thereto have agreed to provide the Financing, pursuant to the terms and subject to the conditions set forth therein.

“Disclosure Schedule” has the meaning set forth in § 3 below.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Requirements” shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning natural resources, pollutants, contaminants, wastes, chemicals, pollution or protection of the environment, including without limitation all those relating to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air and water pollution, (c) groundwater and soil contamination, (d) the release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, and (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state and local statutes and laws.

“Employment Agreements” has the meaning set forth in §5.6(a) below.

“Escrow Agreement” means the escrow agreement executed by the Parties pursuant to § 2.5(b) below.

“Escrow Release Date” has the meaning set forth in § 2.5 below.

“Estimated Working Capital” has the meaning set forth in § 2.6 below.

“Excluded Assets” has the meaning set forth in § 2.2 below.

“Excluded Liabilities” has the meaning set forth in § 2.4 below.

“Final Statement” has the meaning set forth in § 2.6 below.

“Financial Statements” has the meaning set forth in §3.5 below.

“Financing” has the meaning set forth in § 5.13 below.

“GAAP” means United States generally accepted accounting principles as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants in effect on the date or period at issue, consistently maintained and applied throughout the periods referenced.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, board, department, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Guarantee” means (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than Inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Guarantor” means Cellucap Manufacturing Company.

“Hazardous Substance” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Requirements.

“Indemnified Party” has the meaning set forth in § 8.4 below.

“Indemnifying Party” has the meaning set forth in § 8.4 below.

“Independent Accountants” has the meaning set forth in § 2.6(b)(3) below.

“Insurance Policy” has the meaning set forth in § 3.21 below.

“Intellectual Property” means, with respect to the Acquired Intellectual Property, all right, title and interest in and to any patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisional, extensions or reexaminations thereof; registered and unregistered trademarks, service marks, trade dress, logos, together with all goodwill embodied therein; copyrights and copyrightable works; engineering drawings of machinery and equipment; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, compositions, know-how, discoveries, inventions, invention studies, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including data and related documentation, to the extent such computer software is transferable or assignable); and other proprietary rights and all copies and tangible embodiments of the foregoing (in whatever form  or medium), along with   the right to sue and recover for past infringement or misappropriation, and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Interim Financial Statements” has the meaning set forth in § 3.5 below.

“Inventory” or “Inventories” means all finished goods, work in process, raw materials, and all other materials and supplies (including such items as are in transit to the Seller, being held in stock for the Seller or have been ordered by the Seller prior to Closing and (i) have been paid for by the Seller or are reflected in the accounts payable used in calculating the Closing Working Capital, and (ii) are included in the Inventory used in calculating the Closing Working Capital) held for use or consumption by the Seller or the Buyer in the production of the Products, and, for all purposes in this Agreement except with respect to § 2.6, including spare parts for machinery and equipment.

“Key Employees” means each of Allen Myers, Dennis Gualdoni, and Ian Gualdoni.

“Knowledge” means the actual knowledge, information and belief of David Feldman, Jim Shaffer, Brian Nichols, Allen Myers, Dennis Gualdoni and Ian Gualdoni and any information they would obtain after conducting a reasonable investigation concerning the matter at issue.

“Legal Requirement” means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

 “Losses” has the meaning set forth in § 8.2 below.

“Material Adverse Effect” means any event, circumstance, change, occurrence or development, that (a) is materially adverse to, or could reasonably be expected to result in a material adverse effect on or a material adverse change in the Business, the Acquired Assets,  condition (financial or otherwise) or results of operations of the Business; provided, however, that no change or effect will be deemed to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which the Business operates, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (c) the disclosure of the fact that the Buyer is the prospective acquirer of the Business, (d) the announcement or pendency of the transactions contemplated thereby, (e) any change in accounting requirements or principles imposed upon the Business or any change in applicable laws, rules or regulations or the interpretation thereof, or (f) compliance with the terms of, or the taking of any action required by, this Agreement. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Material Adverse Effect.

“Material Contract” and “Material Contracts” have the meaning set forth in §3.10 below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” has the meaning set forth in § 9.1(b) below.

“Party” and “Parties” have the meanings set forth in the preamble above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Plans” has the meaning set forth in §3.14(a) below.

“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case whether civil, criminal, administrative or investigative) initiated, commenced, conducted, heard, or pending by or before any Governmental Authority, arbitrator or mediator, to which either of the Sellers is a party or either of the Sellers has Knowledge of such Proceeding.

“Products” means all current products and services of each Seller relating primarily to the Business, all prior and any subsequent versions of such products currently being developed, any products currently being developed by Sellers which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing; provided that the foregoing shall not include the intangible rights indicated as not being assigned set forth on Schedule 2.1(e).

“Purchase Price” has the meaning set forth in § 2.5 below.

“Purchase Price Adjustment” has the meaning set forth in § 2.6 below.

“Real Estate Lease” means the Lease dated May 1, 1998 between William H. Elliot, IV (“Elliott”), as landlord, and Glit/Disco, Inc., as tenant, as amended by (i) the First Amendment to Lease dated as of October 1, 2007 between Elliot and CCP, as successor to Glit/Disco, Inc., and (ii) the Second Amendment to Lease dated as of April 30, 2011 between Brannan Red Brick, LLC as successor to Elliot, and CCP.

“Reference Balance Sheet Date” has the meaning set forth in § 3.5 below.

“Related Entity” has the meaning set forth in § 3.14(d) below.

“Requested Employee” has the meaning set forth in § 5.6 below.

“Sale” has the meaning set forth in § 7.1(b) below.

“Seller” and “Sellers” have the meanings set forth in the preamble above.

“Seller’s Successor” has the meaning set forth in § 7.1(b) below.

“Seller Indemnified Parties” has the meaning set forth in § 8.3 below.

“Special Representations” has the meaning set forth in § 8.1 below.

“Supply Agreement” means that certain Supply Agreement to be entered into by and among the Buyer, each Seller and the other parties signatory thereto on the Closing Date substantially in the form attached hereto as Exhibit B.

“Target Working Capital” has the meaning set forth in § 2.6 below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Return” means any federal, state, county, and local return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), and all other forms of technology, including improvements, modifications, derivatives or changes, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Third Party Claim” has the meaning set forth in § 8.4 below.

“Threshold” has the meaning set forth in § 8.6 below.

“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement, the Canadian Services Agreement, the Escrow Agreement, the Employment Agreements, the Assignment and Assumption Agreement, the Preliminary Statement, the Final Statement, the Bill of Sale, and all other written agreements, documents and certificates listed as closing deliveries in §6 hereof that are executed and delivered at Closing or as of the Closing Date.

“Transition Services Agreement” shall mean the Transition Services Agreement entered into by and between the Buyer and the Sellers on the Closing Date in substantially the form attached hereto as Exhibit A.

“Transfer” has the meaning set forth in § 5.3 below.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as from time to time in effect.

“Wilen Products” has the meaning set forth in § 7.1(a) below.

2.             Acquisition of Assets by the Buyer.

2.1           Purchase and Sale of Assets.  Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Sellers at the Closing, subject to the exclusions contained in § 2.2 and subject to and upon the other terms and conditions contained herein, all of each Seller’s right, title and interest in and to the following assets, properties and rights of such Seller (collectively, the “Acquired Assets”), and no other properties or assets of such Seller:

(a)           all assets of each Seller which are used primarily or held for use primarily in the conduct of the Business, and all assets of each Seller that are acquired after the date hereof and prior to the Closing for use in the Business (other than assets that have been disposed of in the Ordinary Course of Business), including without limitation all fixtures, leasehold improvements and personal property of every kind and description at the premises of the Business in McDonough, Georgia or in transit thereto, and all such assets as constitute tangible personal property (such as machinery, equipment, control systems, inventories (including all racking, shelving and other storage therefor), including without limitation the inventory listed in Schedule 2.1(i) (including any inventory held in Seller’s warehouses located in Chino, California or Toronto, Canada), packaging material, raw materials, supplies, manufactured and purchased parts, works in progress, finished goods, computer and office equipment, furniture, tools, jigs and dies) used primarily or held for use primarily in connection with the conduct of the Business and any backlog as of the date of Closing of unfilled orders for Products including the backlog which is listed in Schedule 2.1(i) (as such backlog listing shall be updated as of the Closing Date);

(b)           all rights of the Seller under transferable business licenses (other than as set forth in § 2.1(c)), permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used primarily or held for use primarily in connection with the conduct of the Business or any pending applications relating to any of the foregoing, except in each case those which would not be necessary for the Buyer to own and operate the Acquired Assets and conduct the Business, including without limitation the governmental permits, licenses, authorizations, approvals and consents necessary for the operation of the Business as described in Schedule 2.1(b);

(c)           all registered and pending patents, trademarks, copyrights and domain names listed in Schedule 2.1(c) and, for other types of Intellectual Property, such Intellectual Property rights as are exclusively used or held for use primarily in the operation of the Business (the “Acquired Intellectual Property”), but excluding the Contractual Obligations and the rights in Intellectual Property described in Schedule 2.1(e) as not being assignable;

(d)           all customer and supplier lists used or held for use in connection with the conduct of the Business;

(e)           all rights of the Sellers under Contractual Obligations relating primarily to the conduct of the Business (the “Contracts”), including without limitation, the Real Estate Lease, and all employment, consulting, sales representative,  and independent contractor agreements, all agreements with suppliers, customers, common carriers, service providers, insurers and their agents, and utilities, as set forth in Schedule 2.1(e) but excluding those Contractual Obligations identified on Schedule 2.1(e) as not being assigned;

(f)           all of each Seller’s business and operational records exclusively relating to the Business (to the extent permitted and not required to be retained under applicable Law), including employee and personnel records relating to any Business Employee that is hired by the Buyer, office and sales records, general ledger details, information relating to each Seller’s dockets and records for Acquired Intellectual Property and the use and infringement thereof, blueprints, marketing strategies, business plans, studies, inventory lists and records, machinery and equipment records, mailing lists, sales and purchasing materials, quality control records and procedures, purchase orders, sales brochures, advertising materials (and if practicable, Seller shall use commercially reasonable efforts to provide redacted copies of records of such type to the extent any such records relate primarily, but not exclusively, to the Business); all telephone numbers, fax numbers, telephone directory advertising, post office boxes, web sites, domain leases and e-mail addresses exclusively used or held for use in the Business.

(g)           all of each Seller’s rights to the use of the following trade names: “Disco,” “Filter Brite,” “Contour,” and “FreshWay,”;

(h)           all accounts receivable, notes receivable, and Customer Deposits as of the Closing Date related primarily to the Business, including without limitation, those to be listed on Schedule 2.1(h) as of the Closing Date;

(i)             the properties, assets and rights set forth on Schedule 2.1(i) to this Agreement (the “Specified Assets”);

(j)             all claims of Sellers or either of them against third parties relating to the Acquired Assets, including, without limitation, rights to enforce all non-disclosure and restrictive covenant agreements in favor of the Business, whether choate or inchoate, known or unknown, contingent or non-contingent; all rights of Sellers relating to deposits and prepaid expenses relating to the Business;

(k)           all insurance proceeds to all or part of the Acquired Assets received after the Closing Date and all warranties (express and implied) and warranty claims that continue in effect with respect to any Acquired Asset;

(l)             all goodwill (except trade names not listed in § 2.1(g)) as a going concern relating primarily to the Business; and

(m)           all other assets of Sellers, not described above, which are either (i) reflected on the Financial Statements of the Business and not disposed of by Seller in the Ordinary Course of Business between the date of the most recent Financial Statement and the Closing Date, or (ii) acquired by Seller in the Ordinary Course of Business and relating primarily to the Business between the date of the most recent Financial Statement and the Closing Date.

(n)           All rights of the Seller to the trademarks KURLY KATE and OLD DUTCH under the License Agreement dated March 20, 1985, between Seller (as successor to the original licensee, TP Industrial, Inc.) and Pure & Natural Company, which was formerly named Dial Brands, Inc. and is successor to the original licensor, Purex Corporation, as amended under the Amendment Agreement dated December 20, 1996.

2.2           Excluded Assets.  There shall be excluded from the Acquired Assets to be sold and transferred to the Buyer hereunder, and, to the extent in existence on the Closing Date, the Sellers shall retain all of the Sellers’ right, title and interest in and to the following assets, properties and rights of the Sellers (collectively, the “Excluded Assets”):

(a)            the consideration delivered to the Sellers by the Buyer pursuant to this Agreement and all Cash and other securities (except as set forth in § 2.1(h));

(b)            all real property, buildings thereon, and easements, rights-of way, and other appurtenant rights thereto (such as appurtenant rights in and to public streets);

(c)            all rights with respect to leasehold interests and subleases and rights thereunder relating to all real property and to such personal property as is not used primarily in the Business;

(d)           all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment which have arisen in connection with the conduct of the Business by the Seller and do not relate specifically to the Acquired Assets or the Business;

(e)            all rights in and with respect to the assets associated with all Plans;

(f)             all rights in and with respect to insurance policies of the Seller, except for any proceeds of such insurance and claims therefor relating to the Acquired Assets;

(g)            all corporate financial, computer and human resource systems (except for the records, data, and devices containing such data, including desktop and laptop computers, described in § 2.1(f));

(h)            Except to the extent set forth in the Supply Agreement, all rights to the Katy, Continental Commercial Products, Glit, Wilen, Brillo, Bab-O, and Walnutpad trade names, corporate names, trademarks, service marks, trade dress, logos, together with all goodwill embodied therein and any derivatives thereof; and

(i)             all assets described on Schedule 2.2.

2.3           Assumption of Liabilities.  At the Closing, the Buyer will deliver to the Seller an instrument of assumption whereby on the terms and subject to the conditions set forth herein and except as excluded by § 2.4 hereof, the Buyer will undertake, assume, agree to satisfy or perform when due the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)            all trade accounts payable and accrued liabilities related exclusively to the Business of the Seller included in the Closing Working Capital;

(b)            Liabilities accruing after the Closing Date under the Contracts included in the Acquired Assets, which Contracts are identified on Schedule 2.3 (b) hereto,  together with any Liabilities relating to the Customer Deposits and outstanding purchase orders of the Business which shall be listed on Schedule 2.1(h) as of the Closing Date, but excluding any Liability arising out of or relating to a breach, violation, default or failure to perform by Sellers or either of them under any of such Contracts, purchase orders or customer deposits that occurred prior to the Closing Date;

(c)            all Liabilities for accrued vacation to the extent included in the Closing Date Working Capital in respect of the Business Employees, except to the extent such Liabilities are expressly Excluded Liabilities; and

(d)            all Liabilities for Products manufactured, or services rendered, by the Buyer with respect to the Business after the Closing and Liabilities for all warranty claims arising after the Closing Date (where the Buyer manufactured or sold the Products or rendered the service), provided that any such Liability does not arise from a breach of a representation, warranty or covenant of the Sellers to the Buyer.

2.4           Liabilities Not Assumed.  Except as expressly set forth in this Agreement, the Buyer will not assume or perform any Liabilities not specifically covered in § 2.3 hereof including but not limited to the following Liabilities (collectively, the “Excluded Liabilities”):

(a)            any Liability of the Sellers for Taxes whether or not relating to the Business and whether or not incurred prior to the Closing or the consummation of the transactions contemplated by this Agreement;

(b)            any Liability of the Sellers to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity;

(c)            any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or any other agreement contemplated hereby, the making or performance of this Agreement and the transactions and other agreements contemplated hereby;

(d)            any Liability of the Sellers under this Agreement;

(e)            any Liability of the Sellers for accrued compensation and any Liability of the Seller arising out of any Plan established or maintained by the Sellers or to which either Seller contributes, or the termination of any such Plan;

(f)            any Liability of the Sellers that is not included in the Closing Working Capital under any Contractual Obligations arising and relating to a period prior to the Closing Date or relating to any breach, violation, default or failure to perform by Sellers that occurred prior to the Closing Date;

(g)           any Liability of the Seller (other than Assumed Liabilities or as included in the Closing Working Capital) otherwise relating to the Acquired Assets arising and relating to a period prior to the Closing Date;

(h)            any Liability relating to any Debt of Sellers or their Affiliates;

(i)             any Liability of Sellers with respect to any Proceeding, or arising from any default, breach, nonperformance, misfeasance, malfeasance, violation of law, nonfeasance or alleged tortious conduct by Sellers or any employee or agent of Sellers;

(j)             any Liability of Sellers or any Affiliate or any ERISA Affiliate of either of them under any Plan, including without limitation, all Liabilities for or arising from any COBRA health care continuation obligation (including any such obligation arising in connection with the transactions contemplated by the Agreement);

(k)           any products liability claims or obligations with respect to Products manufactured or delivered by Sellers to its customers prior to the Closing Date;

(l)             any other Liability which it not an Assumed Liability;

(m)           any Liabilities and obligations of the Sellers arising under Environmental  Requirements and relating to events or conditions in existence as of or during the period prior to the Closing Date; and

(n)           any Liability of the Sellers for accounts payable or accrued liabilities not included in the Closing Working Capital.

2.5           Purchase Price.  In consideration of the Acquired Assets and Sellers’ covenants set forth in this Agreement, the Buyer agrees to assume the Assumed Liabilities and to pay to the Seller at the Closing an amount  in cash equal to $19,000,000 (the “Purchase Price”), payable as follows:

(a)           $18,525,000, adjusted by any Purchase Price adjustment pursuant to § 2.6(a), by wire transfer of immediately available funds in accordance with written instructions of the Seller given to the Buyer not less than two Business Days prior to the Closing Date; and

(b)           $475,000 to be paid to an escrow agent and held pursuant to the terms of a mutually satisfactory escrow agreement, which shall be released to the Seller, net of any claims, on the date which is the earlier of (i) ninety (90) days following the Buyer’s receipt of its independent auditor’s report on the annual audited financial statements of the Business for the first full twelve (12) month period ending December 31 following the Closing Date or (ii) June 30, 2013 (the “Escrow Release Date”).

2.6           Purchase Price Adjustment.

(a)           Pre-Closing Purchase Price Adjustments

(1)           No later than two (2) business days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate, in a form reasonably acceptable to Buyer (the “Preliminary Statement”), signed by an officer of the Seller, setting forth the Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”).  “Closing Working Capital” shall mean (a) the sum of the accounts receivable related exclusively to the Business and  Inventory (both net of reserves), less (b) accounts payable plus accrued liabilities (including accrued vacation for the Business Employees hired by Buyer as of the Closing Date) related exclusively to the Business, all as reflected on the records of the Seller maintained in the Ordinary Course of Business and calculated in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements.

(2)           On the Closing Date, the sum described in § 2.5(a) shall be adjusted by either (i) subtracting the amount, if any, by which Estimated Working Capital is less than $2,121,000 (“Target Working Capital”) or (ii) adding the amount by which Estimated Working Capital is greater than Target Working Capital.

(b)           Preparation of Closing Date Statement.  A statement (the “Closing Date Statement” of the Closing Working Capital shall be prepared by the Buyer in the following manner:

(1)           Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller the Closing Date Statement, fairly presenting the Closing Working Capital.  The Closing Date Statement shall be accompanied by a report setting forth (i) Closing Working Capital as reflected in the Closing Date Statement, and (ii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to § 2.6(c) and the basis therefor.  The Parties agree that, for purposes of calculating the Closing Date Statement, the amount of the Inventory shall be determined based on a physical inventory as mutually agreed to and conducted by Buyer and Sellers as of a date reasonably proximate to the Closing Date, as determined by Buyer and Sellers.

(2)           Following the Closing each of the Buyer and the Sellers shall give the other parties and any independent auditors and authorized representatives of such other party full access at all reasonable times to the properties, books, records and personnel of the Business to the extent related to preparing, reviewing and resolving any disputes concerning the Closing Date Statement.  The Sellers shall have thirty (30) days following the delivery to the Sellers of the Closing Date Statement during which to notify the Buyer in writing of any dispute of any item contained in the Closing Date Statement, which notice shall set forth in reasonable detail the basis for such dispute.  If the Sellers fail to notify the Buyer of any such dispute within such 30 day period, the Closing Date Statement shall be deemed to be accepted by the Sellers.  In the event that the Sellers shall so notify the Buyer of any dispute, the Buyer and the Sellers shall cooperate in good faith to resolve such dispute as promptly as possible.

(3)           If the Sellers timely give the Buyer notice of a dispute, and if the Sellers and the Buyer fail to resolve the issues outstanding with respect to the Closing Date Statement and the calculation of the Closing Working Capital within thirty (30) days of the Buyer’s receipt of the Sellers’ objection notice, the Sellers and the Buyer shall submit the issues remaining in dispute to a mutually agreeable nationally recognized accounting firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in § 2.6(a)(1).  Each party agrees to execute, if requested by the Independent Accountants, a reasonable engagement letter. The Independent Accountants shall act as an arbitrator to determine, based solely on presentations by the Sellers and the Buyer, and not by independent review, only those issues still in dispute, and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with the standards referred to in subsection (1) of this § 2.6(b). If issues are submitted to the Independent Accountants for resolution, (i) the Sellers and the Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants (in accordance with procedures established by the Independent Accountants) any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) the fees and expenses of the Independent Accountants will be paid by the party whose position in the aggregate is the farthest from the determination of the Closing Working Capital by the Independent Accountants.

(4)           The “Final Statement” shall be (i) the Closing Date Statement in the event that the Buyer accepts the Closing Date Statement or does not deliver a notice of dispute in the thirty (30) day period specified in § 2.6(b)(2) or (ii) the Closing Date Statement, as modified by resolution of any disputes by the Buyer and the Sellers or by the Independent Accounting Firm. The procedures set forth in this § 2.6 are the sole remedy for any disputes with respect to matters set forth on the Closing Date Statement.

(c)           Post-Closing Purchase Price Adjustments.

(1)           On the third (3rd) business day following the determination of the Final Statement; either (i) the Buyer shall pay to the Seller the amount (together with any interest as described below) by which (A) Closing Working Capital as set forth in the Final Statement is greater than (B) the Estimated Working Capital, or (ii) the Seller shall pay to the Buyer the amount by which (A) Closing Working Capital as set forth in the Final Statement is less than (B) the Estimated Working Capital.

(2)           The amount referred to in § 2.6(c)(1) shall be paid by the paying party under § 2.6(c)(1) by wire transfer in immediately available funds to an account designated by the other, together with, if not paid within the time period referred to in subsection (1) above, interest on such payment amount at the rate of 10% per annum from the due date thereof until the date such payment is paid.

(d)           The Buyer and the Seller agree to the allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 2.6(d) (the “Allocation”).   If the Purchase Price is adjusted or increased pursuant to § 2.6(c) or if an indemnification payment is made pursuant to the provisions of this Agreement, then Buyer shall adjust the Allocation to reflect such adjustment or payment in accordance with the nature of each such adjustment or payment and in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder, and shall deliver the revised Allocation  to Seller.  Any adjustment(s) to the Allocation shall be final unless Sellers object in writing within 30 days of the delivery of the notification of any adjustment(s) to the Allocation.  In the event of an objection, Buyer and Sellers shall work cooperatively to reach mutual agreement on any adjustment(s) to the Allocation.  Sellers and Buyer and their respective Affiliates shall report, act and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Allocation (as such Allocation may be adjusted pursuant to this § 2.6(d)).  No Party shall take any position in any Tax matter (whether in audit, Tax Returns, or otherwise with any Governmental Authority) that is inconsistent with such allocation unless required to do so by applicable Law.

2.7           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sherman Silverstein in Moorestown, New Jersey, or such other location mutually determined by the Parties, commencing at 10:00 a.m. Eastern Time on September 8, 2011, or such later date that all closing conditions have been met or waived or such other date as the Parties may mutually determine (the “Closing Date”).

2.8           Deliveries at the Closing.

(a)           At the Closing the Sellers will deliver to the Buyer:

(1)           the various certificates, instruments, and documents referred to in § 6.1 below;

(2)           such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request; and

(3)           the Bill of Sale in a form mutually satisfactory to both Parties.

(b)           At the Closing, the Buyer will deliver to the Seller:

(1)           the various certificates, instruments, and documents referred to in § 6.2 below;

(2)           the Instrument of Assumption in a form mutually satisfactory to both Parties; and

(3)           the portion of the Purchase Price payable on the Closing Date specified in § 2.5 above.

3.           Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this § 3 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”).

3.1           Organization.  CCP is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware.  Katy has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Delaware.  The Sellers have full limited liability company power and corporate power, respectively, and authority to carry on the Business as it is now being conducted and to own and lease the properties and assets it now owns or leases, as applicable.  Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary for the operation of the Business, except where any failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect.  § 3.1 of the Disclosure Schedule sets forth a complete and current list of all jurisdictions in which each Seller is qualified or licensed to do business.

3.2           Authorization of Transaction.  Each Seller has the power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby. Each Seller has taken all actions necessary to authorize the execution and delivery of this Agreement and the agreements contemplated hereby, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.  This Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Sellers and are Enforceable against the Sellers jointly and severally in accordance with their respective terms.

3.3           Noncontravention.  Except for the consents, approvals, authorizations and licenses set forth in § 3.3 of the Disclosure Schedule and would not reasonably be expected to have a Material Adverse Effect, the execution and delivery by each Seller of this Agreement and the Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Contract, (B) any Contractual Obligation to which either Seller is a party or any of the Acquired Assets is subject or by which either Seller is bound, or (C) any Law, Governmental Authorization applicable to either Seller, the Acquired Assets, the Business or the Assumed Liabilities; (ii) contravene any provision of the operating agreement, by-laws, certificate of incorporation or similar governing documents of either Seller; (iii) require Seller to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person; (v) result in the creation or imposition of any Lien upon any of the Acquired Assets; or (vi) cause the Buyer to have any Liability for any Tax.

3.4           Brokers’ Fees.  Other than Morgan Joseph TriArtisan, LLC, whose commission shall be paid by the Seller, no broker, finder, or agent has acted directly or indirectly for the Seller with respect to the transactions contemplated by this Agreement, except as set forth in § 3.4 of the Disclosure Schedule.

3.5           Financial Statements.  Attached as Schedule 3.5 are the (i) financial statements of the Business as of and for the years ended December 31, 2009 and December 31, 2010 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of as of May 31, 2011 (the “Reference Balance Sheet Date”) and the related statement of income (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). Except as set forth in § 3.5 of the Disclosure Schedule, the Financial Statements have been prepared from, are in accordance with the books and records of the Seller with respect to the Business, except for the absence of footnotes and as set forth in § 3.5 of the Disclosure Schedule, have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition of the Business, as of the date thereof and results of operations (and changes in financial position, if any) of the Business for the stated periods. Except as reflected on, reserved against or otherwise disclosed in the Financial Statements or as specifically set forth in §3.5 of the Disclosure Schedule, neither Seller is subject to any Liability relating to the Business that is required by GAAP to be disclosed on the Annual Financial Statements or the notes thereto.

3.6           Title to Assets; Condition.

(a)           Except as set forth on § 3.6 of the Disclosure Schedule, each Seller has good title to, and the power to sell or transfer to the Buyer, all of the Acquired Assets of such Seller free and clear of any Liens. All Liens on any of the Acquired Assets have been, or will be on the Closing Date, extinguished or satisfied at Sellers’ expense.

(b)           The tangible assets included in the Acquired Assets are, to Seller’s Knowledge, in good working order, condition and repair, reasonable wear and tear excepted, and to the Knowledge of the Sellers, are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in cost or nature.  Except as set forth in §3.6 of the Disclosure Schedule, all of the Acquired Assets are located at the premises in McDonough, Georgia subject to the Real Estate Lease.

3.7           Absence of Changes.  Since the Reference Balance Sheet Date, except as set forth in §3.7 of the Disclosure Schedule, Sellers have conducted the Business only in the Ordinary Course of Business, and there has not been:

(a)           any event, development or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Acquired Assets;

(c)           any amendment or modification of the certificate of formation, articles of incorporation, operating agreement, bylaws, or other organizational document, as applicable, of either Seller;

(d)           any incurrence of any Debt by either Seller related primarily to the Business or the Acquired Assets;

(e)           any creation or other incurrence of any Lien upon any Acquired Asset;

(f)           any failure to pay or satisfy when due any Liability of either Seller which materially affects the Business or the Acquired Assets;

(g)           any sale, transfer, lease or other disposition of any asset of either Seller primarily related to the Business, except for Inventory sold in the Ordinary Course of Business;

(h)           any capital expenditure, or commitments for capital expenditures, by either Seller related primarily to the Business in an amount in excess of $25,000 in the aggregate;

(i)           any cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) or any Debt owed to either Seller with respect to the Business, in any case involving more than $25,000;

(j)           any increase in the compensation payable or paid, whether conditionally or otherwise, to any Business Employee over the Business Employee’s calendar year 2010 compensation, other than in connection with new hires;

(k)           any Tax election of either Seller made, changed or revoked, any settlement of any Proceeding with respect to Taxes of either Seller, or amendment of any Tax Return of either Seller that would result in any material increase in the Liability for Taxes of such Seller with respect to the Business;

(l)           Except as set forth in §3.19 of the Disclosure Schedule, any loss, that is material to the Business, of any customer, sales agent or representative, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending;

(m)           any change in the accounting principles and practices of either Seller relating to the Business from those applied in the preparation of the Financial Statements; or

(n)           any Contractual Obligation to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8           Legal and Other Compliance.  Each Seller is in compliance with all applicable Legal Requirements relating to the conduct of the Business and the Acquired Assets, the violation of which could have a Material Adverse Effect. No Proceeding has been filed or commenced against either Seller alleging any failure so to comply and neither Seller has received a notice of any investigation or review by any Governmental Authority with respect to the Business or the Acquired Assets.

3.9           Taxes.

(a)           Each Seller has filed all Tax Returns it was required to file with respect to the conduct of the Business.  All Taxes due and payable by the Sellers with respect to the conduct of the Business have been paid or reserved.   No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of the Sellers.  All such Tax Returns disclose all Taxes required to be paid.  Neither Seller has waived or been requested to waive any statute of limitations in respect of Taxes.  All monies required to be withheld by either Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Seller.   Each Seller has no Knowledge that any claim has ever been made by an authority in a jurisdiction where such Seller does not file Tax Returns with respect to the conduct of the Business that the Seller may be subject to taxation by that jurisdiction with respect to the conduct of the Business. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of either Seller with respect to the conduct of the Business either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Seller has Knowledge based upon contact with any such Governmental Authority.

3.10           Intellectual Property.  Except as set forth on §3.10 of the Disclosure Schedule, Sellers have no registration or pending applications for any patents, copyrights, trademarks or service marks which have been issued to Sellers with respect to the Acquired Intellectual Property.  Neither Seller has granted any outstanding licenses to any Acquired Intellectual property owned by or licensed to either Seller and used in the Business except in the Ordinary Course of Business or as listed in §3.10 of the Disclosure Schedule.  The Business is not under an obligation to pay any royalties or any other payments of any nature whatsoever to any third parties for the right to use any patent, trademark or copyright rights contained within the Acquired Intellectual Property or in connection with the sale of any Product.  To the Knowledge of each Seller, such Seller has not been named in any Proceeding, or received written or oral notice of any threatened Proceeding, which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any Person.  To the Knowledge of each Seller, such Seller’s conduct of the Business as currently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any Person.   All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any patentable or trade secret material, or copyrightable material, in each case relating and material to the Business on behalf of either Seller or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which a Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of such Seller all right, title and interest in such material.

3.11           Material Contracts.  § 3.11 of the Disclosure Schedule lists all of the Contractual Obligations to which either Seller is a party that relate primarily to the conduct of the Business (each a “Material Contract” and collectively, the “Material Contracts”), including without limitation: (a) any contract which is reasonably likely to involve annual consideration in excess of $50,000; (b) any collective bargaining agreement covering employees of the Business; (c) any employee, consulting, or severance agreement with any employee, consultant or former employee, respectively; (d) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of Debt, or other contract relating to the borrowing of funds; (e) any contract granting to any person or entity a right of first refusal or option to purchase or acquire any material assets; (f) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement; (g) any agreement relating to the acquisition or disposition of any business; (h) any agreement that restricts or prohibits either Seller from engaging in any line of business or from competing with any person or entity; (i) any agreement containing “change in control” or similar provisions relating to a change in control of either Seller; and (j) any agreement pursuant to which either Seller is obligated to indemnify any person or entity.  The Sellers have made available to the Buyer a correct and complete copy of each written Material Contract (as amended to date) required to be listed on Schedule 2.1(e) or listed in § 3.11 of the Disclosure Schedule.  Except as set forth on §3.11 of the Disclosure Schedule, all Contracts identified on § 2.1(e) (except those set forth on § 2.1(e)(ii)) or listed in § 3.10 or § 3.11 of the Disclosure Schedule (i) are in full force and effect and, to the Knowledge of the Sellers are Enforceable in accordance with their respective terms and no breach or default has occurred thereunder and (ii) are assignable by the Sellers to the Buyer without the consent of any other person. Neither the Sellers nor any of their Affiliates has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Material Contracts.  No Material Contract is the subject of, or to the Knowledge of each Seller, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding.

3.12           Adequacy of Assets.

(a)            The Acquired Assets and the rights contained in the Transaction Documents comprise all of the assets, properties, Contractual Obligations and rights, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers.  The failure by Sellers to satisfy and discharge in full any of the Excluded Liabilities shall not have, and could not reasonably be expected to have, a Material Adverse Effect.

3.13           Litigation.    Except as set forth in §3.13 of the Disclosure Schedule:  (a) there is no Proceeding pending or, to the Knowledge of either Seller, threatened (i) against either Seller affecting the Acquired Assets or the Business or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions and, (b) there is no Governmental Order outstanding or, to the Knowledge of either Seller, threatened (i) against Sellers or either of them affecting the Acquired Assets or the Business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

3.14           Employee and Benefit Matters.

(a)           Company Plans.  Schedule 3.14(a) sets forth a list of all material benefit and compensation plans, policies, programs, arrangements or agreements covering current or former employees or independent contractors employed or providing services to the Business that are maintained by, or contributed to or required to be contributed to, the Seller, or with respect to which the Seller has any liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, deferred compensation, retirement or post-retirement, severance, change in control, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship, equity or equity-based, incentive and bonus plans and all employment, individual consulting or other individual agreements (collectively, the “Plans”).

(b)           Documents.  With respect to each Plan, the Sellers have made available to the Buyer (as applicable) (i) all written plan documents (including all amendments thereto), (ii) all summary plan descriptions and all summaries of material modifications, (iii) the most recent Form 5500, (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a determination letter and (v) written descriptions of all non-written agreements.

(c)           Plan Qualification; Plan Administration.  Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of or covered by a favorable determination or opinion letter from the IRS or is the subject of a pending application to the IRS for such a letter that was filed within the applicable remedial amendment period, and, to the Knowledge of the Sellers, there are no circumstances reasonably likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Each Plan is in material compliance with its terms and all applicable Legal Requirements, and no event has occurred or condition exists which would reasonably be expected to result in the imposition of any material liability, tax or penalty under ERISA or the Code, in each case, except as would not reasonably be expected to give rise to any Liability to Buyer.

(d)           No Liability.  No Plan is subject to Title IV of ERISA or Section 412 of the Code and, to the Knowledge of the Sellers, no event (including any action or any failure to take any action) has occurred within the immediately preceding six years with respect to any Plan or any employee pension plan maintained by any corporation, trust, partnership or other entity (a “Related Entity”) that would be considered as a single employer with either Seller under Sections 4001(b)(1) of ERISA or Section 414(b), 414(c), or 414(m) of the Code, that would subject the Seller or any Related Entity to any liability under Title IV of ERISA.

(e)           Post-Retirement Welfare Plans.  Except as required under Section 601 et seq. of ERISA, no Plan provides or has any obligation to provide benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, except as would not reasonably be expected to give rise to any Liability to Buyer.

3.15           Employee Relations.

(a)           § 3.15(a) of the Disclosure Schedule sets forth the names, date of hire, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively), the formula or criteria for bonus opportunities, the amount of accrued but unused vacation time as of the date of this Agreement, and work location of all Business Employees.  To the Knowledge of each Seller, no Key Employee has any plans to terminate employment with either Seller.

(b)           With respect to the Business Employees: (i) Sellers have not entered into  any collective bargaining agreement or other agreement with any labor union and, to the Knowledge of the Sellers, no labor union has made or is making any attempt to organize or represent any Business Employees; (ii) to the Knowledge of the Sellers, there is no pending or threatened unfair labor practice charge; and (ii) there is not pending or, to the Knowledge of each Seller, threatened with respect to such Seller or its employees any labor dispute, strike or work stoppage.

(c)           Neither Seller owes any Business Employee any overtime pay, wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof accrued in the Ordinary Course of Business), or any amount arising from any violation of any Law or Contractual Obligation relating to the payment of wages, fringe benefits, wage supplements or hours of work.

(d)           Except as set forth on § 5.3(g) of the Disclosure Schedule, neither Seller is, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any Business Employee as a result of the execution of this Agreement or such Seller’s performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby .

(e)           The Seller is and has been in compliance with all Legal Requirements applicable to the Business Employees, including the Fair Labor Standards Act and WARN, and Legal Requirements in respect of discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes in each case, except as would not reasonably be expected to give rise to any Liability to Buyer.

3.16           Environmental Matters.  Each Seller is in material compliance with all Environmental Requirements with respect to the Business, which compliance includes obtaining, maintaining and complying with all permits and other governmental authorizations required under Environmental Requirements.  No claim has been made or is pending or, to the Knowledge of the Sellers, threatened against either Seller with respect to the Business in respect of (i) noncompliance with any Environmental Requirements, (ii) the release of any Hazardous Substance or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance. To the Knowledge of the Sellers, no facts, circumstances or conditions exist with respect to the Business or any property currently or previously owned, operated or leased by the either Seller primarily in the conduct of the Business, that could reasonably be expected to result in either Seller incurring material Liabilities under Environmental Requirements.  Each Seller has made available all environmental reports, assessments and investigations relating to any facilities or real property ever owned, operated or leased by such Seller primarily in the conduct of the Business, that were commissioned by or are in the possession of such Seller.

3.17           Product Warranties; Defects.  Each Product manufactured, sold, leased, or delivered by the Sellers in the conduct of the Business has been in conformity in all material respects with all applicable Legal Requirements and Contractual Obligations and, subject to applicable reserves, all express and implied warranties.  No product manufactured, sold, leased, or delivered by the Sellers in the conduct of the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease attached hereto as Schedule 3.17.

3.18           Transactions with Related Parties.  Except (a) for standard confidentiality, assignment of invention and non-competition agreements, employment agreements and the Organizational Documents of each Seller, and (b) as set forth in § 3.18 of the Disclosure Schedule, neither any present officer, manager, shareholder or member of either Seller, or any other Person that, to the Knowledge of Sellers, is an Affiliate of any of the foregoing, is currently a party to any transaction or Contractual Obligation with such Seller primarily relating to the Business, including without limitation, any loan, extension of credit or arrangement for the extension of credit, any Contractual Obligation providing for the employment of, furnishing of services by, rental or sale of assets from or to, or otherwise requiring payments to or from, any such officer, director, shareholder or Affiliate.  No officer, manager, shareholder, or member of either Seller, nor any their respective Affiliates, has any interest in any competitor, supplier or customer of either Seller, except for immaterial interests in publicly held companies.

3.19           Customers.  § 3.19 of the Disclosure Schedule sets forth a complete and accurate list of the twenty-five (25) largest customers of the Business during the 2008, 2009 and 2010 and year to date 2011 calendar years, with the relative revenues of each such customer during each such year (each customer listed for the 2011 calendar year, a “Current Customer”).   Neither Seller has received notice from any Current Customer, and neither Seller has Knowledge, that any such Current Customer has any intent to cease doing business with Buyer, or intent to materially decrease the volume or value of its business with Buyer after, or as a result of, the consummation of the transactions contemplated hereby, or is threatened with bankruptcy or insolvency except as set forth in § 3.19 of the Disclosure Schedule.

3.20           Suppliers.  § 3.20 of the Disclosure Schedule sets forth a complete and accurate list of the twenty-five (25) largest suppliers of Sellers during the 2008, 2009,  2010 and year to date 2011 calendar years (each supplier listed for the 2011 calendar year “Current Supplier”.  Neither Seller has received notice from any Current Supplier, and neither Seller has Knowledge, that any such Current Supplier has any intent to cease doing business with Buyer, or intent to materially decrease the volume or value of its business with Buyer after, or as a result of, the consummation of the transactions contemplated hereby, or is threatened with bankruptcy or insolvency.

3.21           Insurance.  § 3.21 of the Disclosure Schedule sets forth a description of the current insurance policies pertaining to the Business maintained by each Seller (each, an “Insurance Policy”), including policies by which Sellers, or any of the Acquired Assets, or either Seller’s employees, officers or directors or the Business are insured.  The description includes for each Insurance Policy the type of policy, policy number, name of insurer and expiration date. Each Seller has made available to Buyer true, accurate and complete copies of all such Liability Policies, in each case, as amended or otherwise modified and in effect with respect to such Seller.  All Liability Policies provide occurrence-based coverage unless noted otherwise in § 3.21 of the Disclosure Schedule.  No notice of termination or threatened termination of any Insurance Policy has been received by the Sellers.  Each such Insurance Policy is in full force and effect.  Neither Seller is in default with respect to its obligations under any Insurance Policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Neither Seller has been denied insurance coverage or been subject to any gaps in insurance coverage in the two (2) year period immediately preceding the date of this Agreement.

3.22          Accounts Receivable.  All accounts receivable included in the Acquired Assets (i) represent sales actually made, (ii) to the Knowledge of the Seller, represent the legal, valid and binding obligations of the obligors thereon, (iii) are not subject to any refunds, nor any defenses, rights of set-off, assignments, restrictions, conditions or Liens and (iv) and are appropriately reflected in the Financial Statements.    All accounts receivable reflected on the Estimated Working Capital and all accounts receivable arising subsequent to the date of the Preliminary Statement and on or prior to the Closing Date, have arisen or shall arise in the Ordinary Course of Business out of bona fide sales and deliveries of goods, performance of services or other business transactions, and, to the Knowledge of Sellers, represent or shall represent legal, valid, binding and enforceable obligations to Sellers.  Neither Seller has received Customer Deposits or any other prepayments or deposits of any kind whatsoever from any Current Customer.  All of such accounts receivable, net of the reserve for doubtful accounts shown thereon, are good and collectible in accordance with the terms thereof at their respective full amounts to the Knowledge of the Sellers.  All of such accounts receivable are owned by Sellers free of all claims and Liens to the Knowledge of the Sellers.

3.23          Inventories.  All of the Inventory of Sellers described in Schedule 2.1(i) (a) is properly valued at the lower of cost (first-in, first-out) or market (net realizable value) in accordance with GAAP and (b) except to the extent of reserves shown on Schedule 2.1 (i), consists of inventories of the kind, quality and quantity regularly and currently used in the Business and (c) except to the extent of reserves shown on Schedule 2.1 (i), is in good and saleable condition and fit for the purposes intended.  None of such inventory has been consigned to others.

3.24          Privacy and Data Protection.

 (a)           With respect to the Business, Sellers have established, implemented, and followed commercially reasonable policies with respect to the collection, use or storage of any and all data and information, including, without limitation, all customer data (collectively, the “Company Data”);

 (b)           With respect to the Business, to the Knowledge of each Seller, such Seller is not a party to nor the subject of any pending or threatened Proceeding, which involves or relates to a claim against such Seller of any breach, misappropriation, unauthorized disclosure, access, use, dissemination, modification or any similar violation or infringement of any Company Data; and

 (c)           Neither Seller has any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Company Data; or (ii) breach or violation of any of the policies described in § 3.24(a) above.

3.25          No Creation of Liens.  Neither the execution of this Agreement or any Transaction Document nor the consummation of the transactions contemplated herein or therein will result in the creation of any Lien on any Acquired Asset.

3.26          No Other Representations.  Except as expressly set forth in this § 3, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations (including, without limitation, the Business), including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

4.             Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this § 4 are true and correct as of the date of this Agreement.

4.1           Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. The Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns or leases, as applicable.  The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required for the operation of its business, except where any failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer’s ability to consummate the closing of the transaction contemplated hereby.

4.2           Authority for Agreement.  The Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby.  The Buyer and its board of directors have taken all actions necessary to authorize the execution and delivery of this Agreement and the agreements contemplated hereby, the consummation of the transactions contemplated hereby and the performance of their obligations hereunder.  This Agreement and the other agreements contemplated hereby have been duly executed and delivered by the Buyer and is Enforceable against the Buyer.

4.3           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in § 2 above), will violate any Legal Requirement to which the Buyer or any of its property is subject or any provision of the by-laws, certificate of incorporation or similar governing documents of the Buyer, any Contractual Obligation of the Buyer being assigned as part of the Acquired Assets or any of the licenses identified on Schedule 2.1(c), except as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.4           Brokers’ Fees.  No broker, finder, or agent has acted directly or indirectly for the Buyer with respect to the transactions contemplated by this Agreement.

4.5           Financing Commitments.  The Buyer has delivered to the Seller a true and complete copy of the Debt Commitment Letters.  As of the date hereof, neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters.  Assuming the accuracy of the representations and warranties of the Sellers set forth in this Agreement, the satisfaction of the conditions set forth in this Agreement and the performance by the Sellers of their obligations under this Agreement, the proceeds of the Financing will be sufficient to consummate the transactions contemplated hereby, including the making of all payments owed on the Closing Date.  To Buyer’s Knowledge, there are no conditions precedent to the funding of the full amount of the Financing, other than as set forth in the Debt Commitment Letters.  As of the date hereof, to the Knowledge of the Buyer, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Buyer under the Debt Commitment Letters, and the Buyer does not have a reasonable basis to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer on or before the Outside Date.  As of the date hereof, the Debt Commitment Letters are in full force and effect and have not been amended or modified in any respect.

4.6           Limited Guarantee.  Concurrently with the execution of this Agreement, the Buyer has caused the Guarantor to execute and deliver to the Sellers the Guarantor’s joinder to and guaranty of Buyer’s obligations under § 9.2 (b) hereof. Buyer represents that Guarantor’s guaranty of such obligations is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor.

5.             Covenants.  The Parties agree as follows:

5.1           General.  Prior to the Closing, each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including (i) satisfaction, but not waiver, of the closing conditions set forth in § 6 below, (ii) obtaining of all necessary actions or non-actions, waivers, consents and approvals from applicable Governmental Authorities and the making of all other necessary registrations and filings with Governmental Authorities and (iii) obtaining the Financing.

5.2           Notices and Consents.  Prior to the Closing, each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents that are necessary or desirable to transfer the Acquired Assets to the Buyer.

5.3           Operation of Business.  Prior to the Closing, the Seller will operate and carry on the Business only in the Ordinary Course of Business and not engage in any practice, take any action, or enter into any transaction with respect to the conduct of the Business outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Sellers will use commercially reasonable efforts consistent with good business practice to keep the Business and Acquired Assets intact, including its present operations, physical facilities, working conditions, and to preserve its relationships with lessors, licensors, suppliers, customers, Key Employees and others having business relations with the Sellers relating to the Business, maintain (except for the expiration due to lapse of time) all Material Contracts in effect without change, and comply with the provisions of all laws applicable to Sellers in connection with the Business, the Acquired Assets, and the conduct of the Business.   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the ability of each Seller to terminate a Business Employee’s employment for cause.  In addition, from the date of this Agreement to the Closing Date, without the prior written consent of the Buyer, the Sellers, as it relates primarily to the Business, shall not:

(a)           sell, pledge, lease, dispose of, or grant any Lien on, (collectively, “Transfer”), or otherwise authorize the Transfer of any of the Acquired Assets except for Transfers of Inventory and other Transfers, both in the Ordinary Course of Business;

(b)           fail to maintain the existing insurance coverage relating to the Acquired Assets and substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

(c)           change or authorize any change in the Organizational Documents, as they relate to the Business;

(d)           incur any material Liabilities that are Assumed Liabilities, except in the Ordinary Course of Business;

(e)           modify, amend or terminate any of the Material Contracts, or enter into any new Material Contract, or waive, release or assign any rights or claims, except in the Ordinary Course of Business or as required by applicable Legal Requirements;

(f)           subject the Acquired Assets to a Lien;

(g)           award or increase any bonuses, salaries, or other compensation, except as listed in § 5.3(g) of the Disclosure Schedule, to any Business Employee, materially alter or amend any Plan, enter into any employment, severance, or similar Contract with any Business Employee, or, except as required by Legal Requirements, enter into any agreement, contract, arrangement or understanding with any U.S. labor union representing employees of the Business except with the Buyer's written consent, provided, however, that the Buyer's written consent shall only be withheld consistent with Legal Requirements;

(h)           cancel, release, waive or compromise any Debt in their favor other than in connection with returns for credit or replacement in the Ordinary Course of Business;

(i)           enter into any Contractual Obligation with any Affiliate of either Seller;

(j)           take any action to change any accounting policies, estimates, or procedures (including without limitation, procedures with respect to revenue recognition, payment of accounts payable and collection of accounts receivable;

(k)           intentionally take or intentionally omit any action with the intent of causing the representations and warranties in § 3.7 to be untrue at, or as of any time prior to, Closing; or

(l)           enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

5.4           Taxes.  Sellers agree to pay all Taxes on the transfer of the Acquired Assets hereunder.

5.5           Access to Information; Confidentiality.  The Buyer hereby agrees with the Seller to be bound by, and to perform and comply with, all of the terms and conditions of the Non-Disclosure Agreement to the same extent as Buyer’s Affiliate, Cellucap Manufacturing Company (“Cellucap”), as if the Buyer had originally entered into the Non-Disclosure Agreement as Cellucap, effective as of the date of the Confidentiality Agreement.  Prior to the Closing, the Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner not to interfere with the Sellers’ business operations, to all premises, properties, personnel, books, records, Contractual Obligations, and documents of or pertaining to the Business.  Until the Closing, the Buyer will treat and hold as confidential any such Confidential Information it receives from the Sellers, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and copies) of the Confidential Information which are in its possession.  Following the Closing, the Buyer shall be relieved of its confidentiality obligations under this § 5.5 with respect to the Confidential Information that relates primarily to the conduct of the Business.

5.6           Employee Matters.

(a)           At the Closing, Buyer will enter into an Employment Agreement, with each of the Key Employees (collectively, the “Employment Agreements”) in substantially the forms previously agreed to between Buyer and each such Key Employee.

(b)           Effective as of the Closing, Buyer agrees to initially employ, on an at-will basis, all Business Employees other than the Key Employees at the same rate of base pay and bonus opportunities, and initially in the same position as set forth for each Business Employee on Schedule 3.15 (a) hereto, and Buyer shall endeavor to provide such employees with employee benefits that are, taken as a whole, substantially comparable in the aggregate to those in effect immediately prior to the Closing.  The Seller and the Buyer intend that there shall be continuous employment for all Business Employees, and that the transactions contemplated hereunder shall not constitute a termination or interruption of employment of any Business Employee.

(1)           In the event the Closing Date occurs on a date other than a permitted “enrollment date” for the immediate participation of the Business Employees in Buyer’s group health insurance plan, Seller agrees, at no cost to Buyer, to continue to provide for a maximum period of sixteen (16) days group health insurance coverage under Seller’s group insurance plan to any such Business Employees who participated in such coverage under Seller group health insurance plan until Buyer’s immediately upcoming applicable “enrollment date”.

(c)           Nothing contained herein shall (i) be treated as an amendment to any particular Plan of Buyer or either Seller, (ii) obligate Buyer or any of its Affiliates to (A) maintain any particular Plan or (B) retain the employment of any particular employee, (iii) prevent Buyer or any of its Affiliates from amending or terminating any Employee Plan, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

5.7           Further Assurances.  From and after the Closing Date, upon the request of either Seller or Buyer, each of the Parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be commercially reasonable to carry out the transactions contemplated hereunder.

5.8           Transfer of Warranties.  As of the Closing Date, to the extent assignable, Sellers shall be deemed to have assigned to Buyer all of their right, title and interest in and to warranties (express and implied) that continue in effect with respect to any of the Acquired Assets, and to have nominated Buyer as each Seller’s true and lawful attorney to enforce such warranties against such manufacturers, and each Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

5.9           Prorations. To the extent not otherwise reflected in the Closing Working Capital, personal property, ad valorem, use and intangible Taxes and assessments, common area maintenance charges, utility charges and rental payments with respect to the Acquired Assets and the premises subject to the Real Estate Lease (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between Sellers, on the one hand, and Buyer, on the other hand, as of the date of the Closing.  Seller shall be liable for that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date.

5.10           Use of Name; Telephone Numbers.  In furtherance of the purchase and sale of the Acquired Assets hereunder, immediately upon the Closing, Sellers shall cause CCP to cease using the name “DISCO” and related logo, and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in § 2.1(g).  After the Closing, upon the request of Buyer, Sellers shall file such other documents as may be necessary to terminate Sellers’ use of any trade name or assumed name identified on §  2.1(g).  Promptly after the Closing, Sellers shall discontinue use of its existing business telephone numbers and, along with Buyer, shall take all reasonable action (at no cost to Sellers) and sign all documents as may be reasonably necessary to make such telephone numbers available for use by Buyer.

5.11           Notice of Developments.  Prior to the Closing, each party will give prompt written notice to the other Party of (i) any material development causing a breach of any of its own representations and warranties in § 3 and § 4 above, (ii) any event, change or effect that has had a Material Adverse Effect, and (iii) the failure by it to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  No disclosure by any party pursuant to this § 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

5.12           Exclusivity.  The Sellers will not (and the Sellers will not cause or permit any of their officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any portion of the Acquired Assets or the Business (other than sales of Inventory in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

5.13           Financing Cooperation.  Prior to the Closing, at the Buyer’s sole expense, the Seller shall, and shall cause its subsidiaries and their respective officers, directors, employees and agents to, reasonably cooperate with the Buyer in connection with obtaining the debt financing referred to in the Debt Commitment Letters provided to the Seller prior to the date hereof (the “Financing”).

5.14           Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer, within fifteen (15) days following the end of each calendar month, a copy of the monthly financial statement for the Business, prepared in the same format and containing information consistent with Seller’s Interim Financial Statements.

6.             Conditions to Obligation to Close.

6.1           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions on or before the Closing:

(a)           Representations and Warranties.  The representations and warranties of the Sellers set forth in this Agreement and the Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), in either case, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time;

(b)           Performance by the Sellers.  The Sellers shall have performed and complied in all material respects with all of its covenants, agreements and obligations required hereunder on or prior to the Closing;

(c)           Consents.  The Sellers shall have procured and delivered evidence to Buyer all of the governmental approvals, consents or authorizations and third party consents set forth on Schedule 6.1(c) in a manner and form reasonably satisfactory in form and substance to Buyer;

(d)           Release of Liens on Acquired Assets.  Buyer shall have received evidence reasonably satisfactory to it that all Liens on the Acquired Assets shall have been released and that termination statements with respect to all UCC financing statements relating to such Liens shall have been, or shall be promptly following the Closing, filed at the expense of Sellers;

(e)           Financing.  The conditions precedent to the financing to be obtained pursuant to the Debt Commitment Letters shall have been met to the satisfaction of the issuers of the Debt Commitment Letters, and closing and funding of such financing shall have occurred prior to or contemporaneously with the Closing;

(f)           Material Adverse Effect. Since the date of this Agreement, there shall have been no events, changes or effects that have had, or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)           Absence of Litigation.  No Proceeding shall be initiated, pending or threatened, nor shall there by any formal or informal inquiry by a Governmental Authority, which may result in a Governmental Order (nor shall there be any Governmental Order in effect) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement or the Transaction Documents to be rescinded following consummation, (iii) have a Material Adverse Effect or affect adversely the right of the Buyer to own the Acquired Assets or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (iv) compel Buyer or any of its Affiliates to dispose of all or any portion of either the Business or the Acquired Assets or the business or assets of Buyer or any of its Affiliates;

(h)           Certificates.  The Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in § 6.1(a) and (b) are satisfied in all respects;

(i)             Ancillary Agreements.  The Sellers shall have executed and delivered the Transition Services Agreement, Supply Agreement and Canadian Services Agreement as of the Closing Date;

(j)             Escrow Agreement.  The Seller and the escrow agent shall have executed and delivered the escrow agreement contemplated by § 2.5(b) in a form mutually acceptable to both parties;

(k)            Employment Agreements.  Each of the Key Employees shall have executed and delivered the Employment Agreements and non-competition agreements with the Buyer;

(l)             Domain Name Assignment.  Sellers, or the applicable Seller, shall have delivered to Buyer an assignment of all top-level domain names in a form reasonably acceptable to Buyer;

(m)           Trademark Assignments.   Sellers, or the applicable Seller, shall have delivered to Buyer an assignment of all the trademarks listed on Schedule 2.1(c) in a form reasonably acceptable to the Buyer;

(n)           Real Estate Lease Assignment.  Brannan Red Brick, LLC, as successor to Elliott, shall have executed and delivered to Buyer an assignment of the Real Estate Lease and Landlord Estoppel Certificate satisfactory to the Buyer;

(o)           License Assignments.  Sellers, or the applicable Seller, shall have delivered to Buyer an assignment of the licenses to the Old Dutch and Kurly Kate trade names in a form reasonably acceptable to the Buyer;

(p)           Instruments of Transfer and Conveyance.  The Sellers shall have executed and delivered such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by the Buyer, each in a form reasonably acceptable to the Buyer;

(q)           All Necessary Actions.  All actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this § 6.1.

6.2           Conditions to Obligations of the Seller.  The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions on or before the Closing:

(a)           Representations and Warranties.  The representations and warranties set forth in § 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b)           Performance by the Buyer.  The Buyer shall have performed and complied in all material respects with all of its covenants required hereunder on or prior to the Closing;

(c)           Consents.  The Buyer shall have procured all of the governmental approvals, consents or authorizations and third party consents necessary to permit it to complete the transactions contemplated hereby, as set forth on Schedule 6.2(c);

(d)           Absence of Litigation.   No Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)           Certificate.  The Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in § 6.2(a) and (b) is satisfied in all respects;

(f)           Ancillary Agreements.  The Buyer shall have executed and delivered the Transition Services Agreement, Supply Agreement, Canadian Services Agreement and Escrow Agreement as of the Closing Date;

(g)           Delivery of Purchase Price.  The Buyer shall have paid (i) to the Seller or to the account of the Seller, or as the Seller otherwise directs, the portion of the Purchase Price set forth in § 2.5(a), and (ii) to the Escrow Agent the portion of the Purchase Price set forth in § 2.5(b).

(h)           All Necessary Actions.  All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this § 6.2.

7.           Post Closing Covenants.

7.1           Noncompetition.

(a)           The Seller agrees that, in consideration of the purchase by the Buyer hereunder, neither Seller nor any Affiliate of Seller shall:

(1)           on or prior to the date that is five (5) years after the Closing Date anywhere in North  America (which includes, without limitation, the northern continent of the Western Hemisphere, extending northward from the Colombia-Panama border and including Central America, Mexico, the islands of the Caribbean Sea, the United States, Canada, the Arctic Archipelago, and Greenland) or Europe (the “Restricted Territory”), engage in or authorize any other person to engage in the sale, manufacture or distribution of (i) the Products or any products reasonably similar to or competitive with the Products or (ii) any products utilizing the trademarks listed for the exclusive use of the Buyer on Schedule 7.1(a)(1); or

(2)           engage in any activity that may constitute sale or solicitation of sales of the following products to the following customers, for as long as, subject to subsection 7.1 (d) hereof,  the Supply Agreement is in effect and has not been terminated pursuant to its own terms:

(i)
the Glit products and the trademarks listed on Schedule 7.1(a)(2)(i)(A), which products and any other products used for the same purpose and competitive with such products Buyer shall have exclusive right to sell to the customers and prospective customers of the Business in the Restricted Territory whose predominant business is to supply the food service industry, including, without limitation, the customers listed on Schedule 7.1(a)(2)(i)(B) (as such list may be amended from time to time upon mutual agreement of the Parties); provided, that, the provisions of this § 7.1(a)(2)(i) shall at no time apply to the customers of the Sellers listed on Schedule 7.1(a)(2)(i)(C); provided further that for avoidance of doubt nothing contained herein shall authorize Seller to utilize in connection with its sales of Glit products any of the trademarks assigned to Buyer under this Agreement or any of the trademarks listed for the exclusive use of the Buyer on Schedule 7.1(a)(1); provided further, that since the Parties acknowledge that various buying locations of the Bunzl and Eastern Bag customers listed on Schedule 7.1(a)(2)(i)(C) that are currently purchasing Products from the Business have traditionally purchased Glit products from the Business in addition to other operating divisions of the Seller, the Seller agrees that, for so long as the Supply Agreement is in effect and has not been terminated pursuant to its own terms, the Seller shall not solicit sales of Glit products from the buying locations of such customers for the Glit products traditionally sold by the Business to such buying locations of such customers; or

(ii)
the Wilen products listed on Schedule 7.1(a)(2)(ii)(A) and any other products of the Seller used for the same purpose and competitive with such products (the “Wilen Products”), supplied to the Buyer as a private label brand to be sold by the Buyer under the Buyer’s own brand or as a private label brand, which products Buyer shall have exclusive right to sell to the customers of the Business listed on Schedule 7.1(a)(2)(ii)(B). For avoidance of doubt, nothing contained herein shall authorize Seller to utilize in connection with its sales of Wilen products any of the trademarks assigned to Buyer or any of the trademarks listed for the exclusive use of the Buyer on Schedule 7.1(a)(1);

(b)           All of the provisions of § 7.1(a) shall be binding upon any acquirer or successor of Seller (whether by merger, consolidation, sale, exchange or conveyance, in each case, a “Sale”) (any such acquirer or successor, together with its Affiliates, other than the Seller, the “Seller’s Successor”); provided, however, that the limitations set forth in § 7.1(a) shall not apply (to the extent the same have not otherwise terminated pursuant to their own terms) to any business unit of Seller’s Successor to the extent that (i) no person employed by the Seller as of or at any time within twelve (12) months prior to the Closing Date is directly involved in the conduct of the business of such business unit, (ii) no intellectual property owned or licensed under any exclusive license, no Confidential Information relating primarily to the Business known and no production facilities operated or utilized, by the Seller as of the Closing Date is utilized in the conduct of the business of such business unit, (iii) Seller’s Successor, any business unit of Seller’s Successor, or any business unit acquired by Seller’s Successor in a subsequent bona fide Sale is already engaged as of the date of such acquisition or succession in the business otherwise restricted by §7.1(a)(1)(i) on the Closing Date and (iv) the Seller’s Successor does not engage in the sale of products utilizing trademarks sold to or assigned or licensed for the exclusive use of Buyer.   It shall be an express affirmative obligation of Seller to advise any Seller’s Successor of the full and complete terms and conditions of this § 7.1 and Buyer shall be notified of such Sale.

(c)           Seller acknowledges that Buyer would be substantially and particularly harmed in the event of any breach of the provisions contained in this § 7.1 (a) in the case of a Sale of Seller or Seller’s Successor (as the case may be) to any of the parties listed on Schedule 7.1(b)(1).  Without limiting the generality of the foregoing, in the case of a Sale of Seller or Seller’s Successor (as the case may be) to any of the parties listed on Schedule 7.1(b)(1), to the fullest extent permitted in accordance with applicable law, Seller on behalf of each of such parties hereby agrees that Buyer shall be entitled to liquidated damages (and not as a penalty) in the amount of $10.0 million on account of any breach of the terms of § 7.1(a) by any the parties listed on Schedule 7.1(b)(1) during the five (5) year period following the Closing Date and $2.5 million on account of any breach by such parties at any time thereafter (to the extent such covenants continue thereafter pursuant to the terms thereof set forth above).

(d)           Each Seller acknowledges that each of the covenants set forth in §§7.1 (a)(1), 7.1 (a)(2)(i) and 7.1(a)(2)(ii) are separate and independent covenants of the Seller.  For avoidance of doubt, each Seller’s covenants set forth in § 7.1 (a)(1) shall continue notwithstanding any termination of the Supply Agreement for any reason. Seller’s covenants set forth in § 7.1(a)(2)(i), only, shall terminate if the Buyer commits a “Buyer’s Glit Breach” (as such term is defined in the Supply Agreement) and, for avoidance of doubt, any such termination of the covenants set forth in § 7.1(a)(2)(i) on account of a “Buyer’s Glit Breach” shall in and of itself shall have no affect on the continued application of the Wilen Product covenants set forth in § 7.1(a)(2)(ii).  Similarly, Seller’s covenants set forth in § 7.1(a)(2)(ii), only, shall terminate if the Buyer commits a “Buyer’s Wilen Breach” (as such term is defined in the Supply Agreement) and, for avoidance of doubt, any such termination of the covenants set forth in § 7.1(a)(2)(ii) on account of a “Buyer’s Wilen Breach” shall in and of itself shall have no affect on the continued application of the Glit Product covenants set forth in § 7.1(a)(2)(i).  In the event the Supply Agreement is terminated on account of a “Seller Breach” (as such term is defined in the Supply Agreement), the provisions of §§ 7.1(a)(2)(i) and 7.1(a)(2)(ii), as the case may be, shall continue for the longer of  (i) five (5) years following the Closing Date or (ii) two (2) years following the termination of such Supply Agreement on account of such Seller Breach.

(e)           Each Seller acknowledges that the foregoing restrictive covenants are necessary to preserve the value of the Acquired Assets being purchased hereunder, are essential elements of this Agreement and the Transaction Documents and are reasonable, and each Seller agrees that it has received fair and adequate consideration for making such restrictive covenants.  Each Seller agrees that if any of the provisions of this § 7.1 are or become unenforceable, the remainder of this § 7.1 shall nevertheless remain binding to the fullest extent possible, taking into consideration the purposes hereof.  The Parties agree and acknowledge that the breach of this § 7.1 will cause irreparable damage to the Buyer and upon breach of any provision of this § 7.1, the Buyer shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer may have (including, without limitation, the right to seek monetary damages), and in any event, each Seller, jointly and severally, shall be liable for and pay any and all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by the Buyer in successfully enforcing the terms of this § 7.1.

(f)           The provisions set forth in § 7.1(a) of this Agreement shall not apply to Kohlberg & Company, L.L.C. or any of its subsidiaries or affiliates (including funds advised by it) controlling it, controlled by it or under common control with it other than the Sellers (collectively “Kohlberg”) unless and to the extent (i) any person employed by the Seller as of or at any time within twelve (12) months prior to the Closing Date is directly involved in the conduct of the business of the business unit to which such provisions could apply, or (ii) any intellectual property owned or licensed under any exclusive license, any Confidential Information relating primarily to the Business known or any production facilities operated or utilized , by the Seller as of the Closing Date is utilized in the conduct of the business unit to which such provisions could apply.

(g)           The provisions of §§ 7.1 (a) and (b) shall not be applicable to Kohlberg after the third anniversary of the date on which Kohlberg ceases to own any equity interests in the Seller.  For the  avoidance of doubt, nothing contained herein shall authorize Kohlberg, its successors or assigns to utilize at any time any of the trademarks assigned to Buyer under this Agreement or any of the trademarks listed for the exclusive use of the Buyer on Schedule 7.1(a)(1).

7.2           Access to Records.  For a period of three (3) years after the Closing Date, the Seller shall provide the Buyer reasonable access to records that are related to the Business but are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice; provided, however that the Seller shall have the ability to maintain and discard such records in accordance with the past practice and in the Ordinary Course of Business.

7.3           Payment Received.  In the event that the Seller receives any payment on any of the Acquired Assets or other amounts owing to the Seller but allocated to the Buyer pursuant to this Agreement, the Seller agrees to forward such payments in good faith as promptly as practicable to the Buyer.

8.             Indemnification.

8.1           Survival of Representations and Warranties.  Except for the representations and warranties contained in §§ 3.1, 3.2, and 3.6(a) (collectively, the “Special Representations”), which shall survive the consummation of the transactions contemplated by this Agreement without limitation, and the representations and warranties contained in §§ 3.9 and 3.14, which shall survive until the expiration of the applicable statute of limitations, all representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period from the Closing Date to the Escrow Release Date.

8.2           Indemnity by the Sellers.  Subject to the limits set forth in § 8.6, the Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer and its Affiliates, and each of their respective directors, officers, shareholders, owners, agents and employees and each such Person’s successors and assigns (collectively, the “Buyer Indemnified Parties”) from or against, for and in respect of, any and all damages, losses, obligations, Liabilities, demands, judgments, injuries, fines, penalties, claims, actions or causes of action, costs, fees, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees and disbursements in connection with investigating, defending or settling any action or threatened action), and amounts paid in settlement ) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party arising out of, based upon, in connection with or as a result of:

(a)           any inaccuracy in or breach of any representation or warranty made by either Seller in or pursuant to this Agreement;

(b)           the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by either Seller pursuant to this Agreement or any Transaction Document;

(c)           the Excluded Liabilities and any other Liability of a Seller or any of its Affiliates that is not an Assumed Liability; or

(d)           any arrangements or agreements made or alleged to have been made by either Seller with any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

The Buyer shall provide the Sellers written notice for any claim made in respect of the indemnification provided in this § 8.2, whether or not arising out of a claim by a third party and the Sellers shall not be liable for such Loss to the extent arising out of the Buyer’s failure to provide notice.

8.3           Indemnity by the Buyer.  The Buyer hereby agrees to indemnify, defend and hold harmless the Sellers, their subsidiaries and Affiliates and each of their respective directors, officers, shareholders, owners, agents, and employees and each such person’s successors and assigns (collectively, the “Seller Indemnified Parties”) against and in respect of all liabilities, losses, fines, penalties, damages, expenses, fees, costs (including reasonable attorneys’ fees and disbursements in connection with investigating, defending or settling any action or threatened action), and amounts paid in settlement that arise out of or result from:

(a)           the inaccuracy or breach of the representation and warranty made by Buyer  herein for which the Sellers provides notice to the Buyer on or prior to the Escrow Release Date;

(b)           resulting from any breach of a covenant of the Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith;

(c)           any Assumed Liability; or

(d)           any Liability arising out of the operation of the Business after the Closing (except to the extent such Liability arises out of any breach of any representation, warranty, covenant or indemnity of the Sellers or is an Excluded Liability).

8.4           Matters Involving Third Parties.

(a)           If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this § 8, then the Indemnified Party shall as promptly as practicable notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party in accordance with this § 8 in connection with such Third Party Claim, (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and (iii) the Indemnifying Party pays the fees and disbursements of such counsel with regards thereto (which fees and disbursements shall, however, be included in the definition of Losses for purposes of this § 8).  From and after the delivery of any notice of a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel and representatives full access, during normal business hours, to the books, records personnel and properties of the Indemnified Party to the extent reasonably related to the Claim, at the sole cost and expense of the Indemnifying Party (which cost and expense shall, however, be included in the definition of Losses for purposes of this § 8).

(c)           Subject to the provisions of § 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless such settlement is for monetary payments only and a written agreement is obtained releasing the Indemnified Party from all liability thereunder.

8.5           Time for Claims.  Except with respect to breaches of the Special Representations and facts or circumstances which constitute fraud by a Seller, for which no time limit applies, no claim may be made or suit instituted seeking indemnification pursuant to § 8.2(a) for any inaccuracy in any representation or warranty unless a written notice describing such inaccuracy in reasonable detail in light of the circumstances then known to the Party seeking indemnification is provided to the indemnifying  Party at any time prior to the Escrow Release Date.  Claims for indemnification pursuant to any other provision of  § 8.2 are not subject to the limitations set forth in this § 8.5.

8.6           Limitation on Amount - Sellers.  The Buyer and any other parties specified in § 8.2 may not assert a claim under § 8.2(a) until the aggregate amount of Losses under § 8.2(a) exceeds $210,000 (the “Threshold”), in which case the Sellers will be jointly and severally liable for Losses in excess of $105,000; provided, however, that in no event shall the Sellers be obligated to indemnify the Buyer under § 8.2(a) in respect of aggregate Losses of the Buyer referred to in § 8.2 in excess of $5,000,000 (the “Cap”); provided, further that, in the case of any representation or warranty that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty, as the case may be, and the amount of losses subject to indemnification hereunder shall be determined as if “material,” “Material Adverse Effect” or by any similar term or limitation were not included therein. Notwithstanding the foregoing, (i) the Threshold and the Cap shall not apply to Losses from breaches of the Special Representations, and (ii) the Threshold and the Cap shall not apply to Losses resulting from any facts or circumstances which constitute fraud by either Seller.

8.7           Exclusive Remedy.  Except with respect to facts or circumstances which constitute fraud by a Seller, Buyer agrees that the indemnification provided in § 8.2 is the exclusive remedy for a breach by Seller of any representation or warranty contained in §3 of this Agreement.  Each Seller agrees that the indemnification provided in § 8.3 is the exclusive remedy for a breach by Buyer of any representation or warranty contained in §4 of this Agreement.

8.8           Tax Treatment of Indemnity Payments.  The Seller and the Buyer agree to treat any indemnity payments made pursuant to §§ 8.2 and 8.3 as an adjustment to the Purchase Price for all Tax purposes.

8.9           Escrow, Offset Provisions. For as long as there are funds in the escrow account maintained under the Escrow Agreement, any and all amounts payable by the Sellers as Indemnifying Party to a Buyer Indemnified Person under this § 8 will be paid in cash first out of such escrow account established pursuant to the Escrow Agreement and thereafter, Buyer shall have the right to offset, dollar for dollar, the amount of any such Losses against Buyer’s obligations next falling due to Seller under the Supply Agreement, Transition Services Agreement and Canadian Services Agreement, as the case may be.

9.             Termination.

9.1           Termination of Agreement.  Either of the Parties may terminate this Agreement as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event a Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach (to the extent curable) or (ii) if the Closing shall not have occurred on or before September 15, 2011 (“Outside Date”), by reason of the failure of any condition precedent under § 6.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)           the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach (to the extent curable), (ii) if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under § 6.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement), (iii) if (A) all of the conditions set forth in § 6.1 (other than § 6.1(e) and those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) (x) the Financing contemplated by the Debt Commitment Letter has funded or (y) all of the conditions of the financing sources contemplated by Debt Commitment Letters, other than the Closing and funding thereof have been or would have been satisfied to the satisfaction of such financing sources and the full amount of the Financing would have been funded pursuant to the terms and conditions set forth in such Debt Commitment Letters upon the Closing and such funding shall not occur on account of the knowing, intentional and willful actions of Buyer which are designed to cause the Closing to not occur, and (C) the Seller has irrevocably confirmed that all conditions set forth in § 6.2 have been satisfied or that it is willing to waive all conditions in § 6.2 and within five business days after the Seller has delivered written notice to Buyer of the satisfaction of such conditions and such confirmation, the Closing shall not have been consummated, or (iv) in the event the Buyer has knowingly and willfully breached § 5.1(iii) or has otherwise undertaken affirmative steps which are designed to cause such Financing not to be available.

9.2           Effect of Termination.

(a)            If any Party terminates this Agreement pursuant to § 9.1(a), §9.1(b), § 9.1(c)(i) or § 9.1(c)(ii) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for breach of any of its covenants or agreements prior to termination).

(b)           If the Sellers shall terminate this Agreement pursuant to §9.1(c) (iii) or §9.1(c)(iv) hereof, then Buyer and Cellucap shall, jointly and severally, pay to the Sellers a termination fee of $500,000 in cash. Sellers shall assert any claim against Buyer and/or Guarantor under this § 9.2 (b), if at all, within thirty (30) days following the termination of this Agreement, after which any such claim shall be forever barred.

(c)           Notwithstanding anything to the contrary set forth herein, the provisions contained in § 5.5, § 8, and § 10 shall survive termination.

10.           Miscellaneous.

10.1           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements (in which case the disclosing Party will provide the other Party with the opportunity to review and comment in advance on the disclosure).  If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

10.2           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any prior understandings, agreements, term sheets, letter agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  The Parties acknowledge that in order to induce the Sellers to enter into this Agreement, the Guarantor has, contemporaneously with the execution and delivery of this Agreement, joined in the execution of this Agreement solely to give effect to the provisions of § 9.2 (b) hereof.

10.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that without such prior consent, the Buyer shall have the right to (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided that the Buyer shall continue to be liable to the Seller for any default in performance by the assignee and further provided that the Debt Commitment Letters and Guarantor’s guaranty of Buyer’s obligations under § 9.2 (b) hereof are still in full force and effect, and binding on the parties thereto after giving effect to such assignment.

10.5           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next Business Day and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Sellers:

Continental Commercial Products LLC
305 Rock Industrial Park Dr.
Bridgeton, MO 63044
Attention: Jim Shaffer, Vice President and CFO
Fax No.:  (314) 770-9938
Email:  jshaffer@katyindustries.com

Copy to:

Ropes & Gray
800 Boylston Street
Boston, Massachusetts 02199-3600
Attention:  Daniel S. Evans, Esq.
Fax:  (617) 951-7315
Email:  daniel.evans@ropesgray.com

If to the Buyer:

DISCO Acquisition Corp.
4626 N. 15th Street
Philadelphia, PA 19140
Attention:  Mark A. Davis, Executive Vice President
Fax No.:  215-324-1290
Email:  mdavis@cellucap.com

Copy to:

Sherman Silverstein
308 Harper Drive, Suite 200
Moorestown, NJ 08057
Attention:  Daniel J. Barrison, Esq.
Fax No.:  856-661-2069
Email:  dbarrison@shermansilverstein.com

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8           Governing Law.  This Agreement, the rights of the parties and all Proceedings arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.9           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall be given no effect and shall be deemed to be excluded from this agreement, but shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11           Expenses.  Each of the Buyer and the Sellers will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Buyer shall bear all expenses incurred with respect to the transfer to the Buyer of any Acquired Intellectual Property and the transportation to the Buyer of any Acquired Assets. Seller shall pay any transfer Taxes on the transfer of the Acquired Assets hereunder.

10.12           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.13           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14           Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

10.15           Consent to Jurisdiction; Venue; Service of Process.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania court or Federal court of the United States of America sitting in the Eastern District of Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Pennsylvania State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in § 10.7.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.16           Waiver of Jury Trial.

(a)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS § 10.16.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

DISCO ACQUISITION CORP.

By:	/s/Mark Davis
Name: Mark Davis
Title: Executive Vice President

KATY INDUSTRIES, INC.

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President, Treasurer and Chief Financial Officer

CONTINENTAL COMMERCIAL PRODUCTS LLC

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President, Treasurer and Chief Financial Officer

[Signature Page to the Asset Purchase Agreement]

JOINDER BY CELLUCAP MANUFACTURING CO.

Cellucap Manufacturing Co.,  a Pennsylvania corporation (“Cellucap”), and an affiliate of Disco Acquisition Corp., the “Buyer” under the foregoing Asset Purchase Agreement (“Purchase Agreement”), understands, acknowledges and agrees that (i) it will benefit from the Buyer’s execution of and consummation of the transactions under the Purchase Agreement, and that (ii) Sellers would not execute, deliver and perform the Purchase Agreement and the transactions contemplated by this Agreement without its joinder to this Agreement. Therefore, in consideration of the foregoing and intending to be legally bound hereby, Cellucap hereby joins as a party to the Purchase Agreement for the sole purpose of Section 9.2 (b) of the Purchase Agreement.

Cellucap Manufacturing Co.

By:/s/ Mark Davis

Date: August 23, 2011

JOINDER BY KOHLBERG & COMPANY, L.L.C.

Kohlberg & Company, L.L.C. (“Kohlberg”), acknowledges the execution by Katy Industries, Inc. (“Seller”), a portfolio company of Kohlberg, under the foregoing Asset Purchase Agreement (“Purchase Agreement”), understands, acknowledges and agrees that (i) Kohlberg will benefit from the Katy’s execution of and consummation of the transactions under the Purchase Agreement, and that (ii) Buyer would not execute, deliver and perform the Purchase Agreement and the transactions contemplated by this Agreement without Kohlberg’s joinder to this Agreement. Therefore, in consideration of the foregoing and intending to be legally bound hereby, Kohlberg hereby joins as a party to the Purchase Agreement for the sole purpose of joining in the obligations applicable to Kohlberg set forth in § 7.1 of the Purchase Agreement.

Kohlberg & Company, L.L.C.

By:/s/ Christopher Anderson

Date: August 22, 2011